Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 19, 2003 relating to the financial statements, which appears in Rent-Way Inc.'s Annual Report on Form 10-K for the year ended September 30, 2003. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cleveland, OH
June 18, 2004